Exhibit 16.1

中正達會計師事務所有限公司
Centurion ZD CPA Limited
Certified Public Accountants (Practising)

HK office: 7th Floor, Nan Dao Commercial Building, 359-361 Queen’s Road Central, Hong Kong

香港 皇后大道中三五九至三六一號 南島商業大廈七樓

Tel : (852) 2851 7954     Fax: (852) 2545 4086

Kowloon office: Room 2105-06, 21/F., Office Tower, Langham Place, 8 Argyle Street, Mongkok, Kowloon, Hong Kong

九龍 旺角 亞皆老街八號 朗豪坊辦公大樓 2105-06 室

Tel: (852) 2780 0607     Fax: (852) 2780 0013

Letter of Centurion ZD CPA Limited dated June 16, 2017

June 16, 2017

Securities and Exchange Commission
100 F Street, N.E.

Washington, D.C. 20549

We have read the statements made by Consumer Capital Group, Inc. (the “Company”) in Item 4.01 of the Company’s Current Report on Form 8-K dated June 16, 2017 and agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements of the Company made under Item 4.01 therein.

/s/ Centurion ZD CPA Limited
Certified Public Accountants